                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.   1 )*
                                              ----

                                  MAPICS, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    564910107
                  ---------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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  -------------------                                      ------------------
  CUSIP NO. 564910107                   13G                Page 2 of 10 Pages
            ---------
  -------------------                                      ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Wanger Asset Management, L.P. 36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
       Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             2,463,600
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

      WITH          8     2,463,600
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,463,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                     ------------------
  CUSIP No.  564910107          13G                        Page 3 of 10 Pages
             ---------
----------------------                                     ------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WAM Acquisition GP, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             2,463,600
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,463,600
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,463,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     * SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                       ------------------
  CUSIP NO. 564910107                  13G                  Page 4 of 10 Pages
            ---------
---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Acorn Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,661,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    1,661,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,661,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV
------------------------------------------------------------------------------

Item 1(a)                  Name of Issuer:

                                    MAPICS, Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                    1000 Windward Concourse Parkway
                                    Suite 100
                                    Alpharetta, Georgia 30005


Item 2(a)                  Name of Person Filing:

                                    Liberty Wanger Asset Management, L.P.
                                    ("WAM")

                                    WAM Acquisition GP, Inc., the general
                                    partner of WAM ("WAM GP")

                                    Liberty Acorn Trust ("Acorn")




Item 2(b)                  Address of Principal Business Office:

                                    WAM, WAM GP, and Acorn are all located at:

                                    227 West Monroe Street, Suite 3000
                                    Chicago, Illinois  60606


Item 2(c)                  Citizenship:

                                    WAM is a Delaware limited partnership; WAM
                                    GP is a Delaware corporation; Acorn is a Massachusetts business trust.

Item 2(d)                  Title of Class of Securities:

                                    Common Stock

Item 2(e)                  CUSIP Number:

                                    564910107

Item 3                     Type of Person:

                                    (d) Acorn is an Investment Company under
                                        section 8 of the Investment Company Act.

                                    (e) WAM is an Investment Adviser registered
                                        under section 203 of the Investment
                                        Advisers Act of 1940; WAM GP is the
                                        General Partner of the Investment
                                        Adviser.


                               Page 5 of 10 Pages

Item 4                     Ownership (at December 31, 2001):

                                (a) Amount owned "beneficially" within the
                                    meaning of rule 13d-3:

                                    2,463,600

                                (b) Percent of class:

                                    11.1 % (based on 18,310,081 shares
                                    outstanding as of December 3, 2001)

                                (c) Number of shares as to which such person
                                    has:

                                           (i)   sole power to vote or to direct
                                                 the vote: none

                                           (ii)  shared power to vote or to
                                                 direct the vote: 2,463,600

                                           (iii) sole power to dispose or to
                                                 direct the disposition of: none

                                           (iv)  shared power to dispose or to
                                                 direct disposition of:
                                                 2,463,600

Item 5                     Ownership of Five Percent or Less of a Class:

                                Not Applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                Not Applicable

Item 8                     Identification and Classification of Members of the
                           Group:


                                Not Applicable

Item 9                     Notice of Dissolution of Group:

                                Not Applicable

                               Page 6 of 10 pages

Item 10                    Certification:

                                 By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 pages

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    LIBERTY ACORN TRUST



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 8 of 10 pages

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 14, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust

                               Page 9 of 10 pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                           Dated:  February 14, 2002


                                         WAM Acquisition GP, Inc.
                                            for itself and as general partner of
                                            LIBERTY WANGER ASSET MANAGEMENT,
                                            L.P.



                                         By:  /s/ Bruce H. Lauer
                                              ----------------------------------
                                                  Bruce H. Lauer
                                                  Senior Vice President and
                                                  Secretary

                                         LIBERTY ACORN TRUST



                                         By:  /s/ Bruce H. Lauer
                                              ----------------------------------
                                                  Bruce H. Lauer
                                                  Vice President, Treasurer and
                                                  Secretary

                               Page 10 of 10 pages